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                                                                    EXHIBIT 23.3

                             CONSENT OF TAX ADVISOR


Board of Directors
Century Bancorp, Inc.

Board of Directors
First Bancorp

We consent to the inclusion of our tax opinion dated April 17, 2001, regarding the federal and North Carolina income tax consequences of the merger in the Form S-4 Registration Statement to be filed with the Securities and Exchange Commission and to the quotation or summarization of our tax opinion and the references to our firm under the heading "Expected Tax Treatment as a Result of the Merger" in the Prospectus/Proxy Statement.


                                            /s/ KPMG LLP
                                            KPMG LLP

Raleigh, North Carolina
April 17, 2001